Exhibit 99.1

Allakos Reports Second Quarter 2019 Financial Results

REDWOOD CITY, Calif., August 5, 2019 – Allakos Inc. (the “Company”) (Nasdaq: ALLK), a biotechnology company developing AK002 for the treatment of eosinophil and mast cell related diseases, today reported financial results for the second quarter ended June 30, 2019.

Second Quarter 2019 Financial Results

Research and development expenses were $14.1 million in the second quarter of 2019 as compared to $7.1 million in the same period in 2018. The increase in research and development expenses was primarily related to an increase in contract research and development activities in support of the advancement of AK002, the Company’s lead antibody, as well as an increase in consulting and personnel-related costs.

General and administrative expenses were $5.9 million in the second quarter of 2019 as compared to $2.4 million in the same period in 2018. The increase in general and administrative expenses was primarily attributable to an increase in personnel-related costs as a result of the Company’s increase in employee headcount, as well as incremental expense incurred from outside professional service providers for legal, information technology, and investor relations activities associated with becoming a publicly traded company in July 2018.

Allakos reported a net loss of $19.1 million in the second quarter of 2019 as compared to $9.4 million in the same period in 2018, an increase of $9.7 million. Net loss per basic and diluted share was $0.44 for the second quarter of 2019 compared to $4.17 in the same period in 2018.

Allakos ended the second quarter of 2019 with $153.1 million in cash, cash equivalents and marketable securities.

About Allakos

Allakos is a clinical stage biotechnology company developing antibodies that target immunomodulatory receptors present on immune effector cells involved in allergic, inflammatory, and proliferative diseases. The Company’s lead antibody, AK002, targets Siglec-8, an inhibitory receptor selectively expressed on human mast cells and eosinophils. AK002 has been shown to inhibit mast cells and deplete eosinophils.  Inappropriately activated eosinophils and mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. AK002 has been tested in five clinical studies. In these studies, AK002 eliminated blood eosinophils and improved disease symptoms in patients with eosinophilic gastritis and/or eosinophilic gastroenteritis, eosinophilic esophagitis, severe allergic conjunctivitis, chronic urticaria, and indolent systemic mastocytosis. For more information, please visit the Company's website at www.allakos.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, Allakos’ progress and business plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to: Allakos’ early stages of clinical drug development; Allakos’ ability to timely complete clinical trials for, and if approved, commercialize AK002, its lead compound; Allakos’ ability to obtain required regulatory approvals for its product candidates; uncertainties related to the enrollment of patients in its clinical trials; Allakos’ ability to demonstrate sufficient safety and efficacy of its product candidates in its clinical trials; uncertainties related to the success of later-stage clinical trials, regardless of the outcomes of preclinical testing and early-stage trials; market acceptance of Allakos’ product candidates; uncertainties related to the projections of the size of patient populations suffering from the diseases Allakos is targeting; Allakos’ ability to advance additional product candidates beyond AK002; Allakos’ ability to obtain additional capital to finance its operations; and other important risk factors set forth in Allakos’ Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 14, 2019, Allakos’ Form 10-Q filed with the SEC on August 5, 2019, and Allakos’ future reports to be filed with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Allakos specifically disclaims any obligation to update any forward-looking statement, except as required by law.

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Source: Allakos Inc.

Investor Contact:	Media Contact:
Adam Tomasi, President and COO	Denise Powell
ir@allakos.com	denise@redhousecomms.com

Allakos Inc.

Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Operating expenses
Research and development	$14,111	$7,149	$29,209	$13,550
General and administrative	5,946	2,375	11,775	4,683
Total operating expenses	20,057	9,524	40,984	18,233
Loss from operations	(20,057)	(9,524)	(40,984)	(18,233)
Interest income, net	971	292	2,001	516
Other income (expense), net	14	(145)	(42)	(145)
Net loss	(19,072)	(9,377)	(39,025)	(17,862)
Unrealized gain on marketable securities, net of tax	84	3	129	3
Comprehensive loss	$(18,988)	$(9,374)	$(38,896)	$(17,859)
Net loss per common share:
Basic and diluted	$(0.44)	$(4.17)	$(0.91)	$(8.36)
Weighted-average number of common shares outstanding:
Basic and diluted	43,115	2,248	42,868	2,137

allakos inc.

CONDENSED balance sheets

(in thousands)

	June 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,457	$33,660
Investments in marketable securities	116,614	145,246
Prepaid expenses and other current assets	1,270	2,703
Total current assets	154,341	181,609
Property and equipment, net	8,734	8,848
Operating lease right-of-use assets	5,908	—
Other long-term assets	802	802
Total assets	$169,785	$191,259
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,966	$2,092
Accrued expenses and other current liabilities	6,343	3,164
Total current liabilities	9,309	5,256
Other long-term liabilities	8,326	2,009
Total liabilities	17,635	7,265
Stockholders' equity:
Common stock	43	42
Additional paid-in capital	295,130	288,079
Accumulated other comprehensive income (loss)	114	(15)
Accumulated deficit	(143,137)	(104,112)
Total stockholders’ equity	152,150	183,994
Total liabilities and stockholders’ equity	$169,785	$191,259